                                                                    EXHIBIT B-15

                      WRITTEN CONSENT IN LIEU OF A SPECIAL
                      MEETING OF THE BOARD OF DIRECTORS OF
                      COLUMBIA DEEP WATER SERVICES COMPANY
                                DATED MAY 1, 2001


         The undersigned, being all of the members of the Board of Directors of Columbia Deep Water Services Company (the "Corporation") a Delaware corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, hereby waive notice and holding of a special meeting and consent to the following resolutions in lieu of action at a special meeting of the Board of
Directors:

                    RESOLUTION OF DIRECTORS TO AMEND BY-LAWS

         The undersigned, being all of the members of the Board of Directors of the Corporation, hereby deem it advisable, and consent to, the amendment of the By-Laws of the Corporation as follows:

         1. The first two sentences of Article IV, OFFICERS, Section 4.1 Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies, shall be deleted in its entirety and replaced with the following:

                  The Board of Directors shall elect a Chairman of the Board, a President, a Vice-President, a Secretary, a Controller and a Treasurer. The Board of Directors may also choose additional Vice-Presidents, one or more Assistant Secretaries, Assistant Controllers and Assistant Treasurers, and such other officers as the Board deems necessary from time to time.

         2.       Sub-sections (v) and (vi) under Article IV, OFFICERS, Section
                  4.2 Powers and Duties of Executive Officers, shall be deleted in its entirety and shall be replaced with:

                           (v) Controller. The Controller shall maintain adequate records of all assets, liabilities, and transactions of the corporation, ensure that the financial results of operations are properly recorded and that adequate audits thereof are currently and regularly made; and, in conjunction with other officers, initiate and enforce measures and procedures whereby the business of the corporation shall be conducted with the maximum safety, efficiency, and economy. The Controller shall report to the President and/or the Board of Directors at its regular meetings on the financial results of the Corporation's operations. The Controller shall have such other duties as the Board of Directors may designate from time to time.

                           (vi) Assistant Secretary, Assistant Treasurer and Assistant Controller. Each Assistant Secretary, if any, Assistant Treasurer, if any, and Assistant Controller, if any, shall have such powers and perform such duties as the Board of Directors may from time to time prescribe.

                           (vii) Delegation of Authority. In the case of absence or inability to act of any officer of the Corporation, and of any person herein authorized to act in their place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer or any Director or any other person whom they may select.

         3.       Sections 6.1, 6.2, 6.3, 6.4, 6.5, and 6.6 of Article VI,
                  Indemnification, shall be deleted in its entirety and replaced with the following:

                           Section 6.1. Indemnification. The Corporation shall indemnify its officers, directors, and employees to the extent permitted by the General Corporation Law of Delaware.

         4.       The following Sections shall be added to Article VII,
                  Miscellaneous:

                  Section 7.5. Financial Instruments. Any officer may sign (or counter-sign, when required) any financial instrument including without limitation, checks, drafts, and orders for the payment of money, in the name of the Corporation subject to the then existing policies, procedures and internal controls adopted by the Officers or Board of Directors of the Corporation. In addition, the Officers shall have the power to designate from time to time such other agents, who need not be Officers of the Corporation, who shall have the power and authority to execute any such instrument on behalf of the Corporation, subject to the then existing policies, procedures and internal controls adopted by the Officers and/or Board of Directors.

                  Section 7.6. Contracts. Any Officer may execute any contract or other non-financial instruments in the name and on behalf of the Corporation subject to the then existing policies, procedures and internal controls adopted by the Officers and/or Board of Directors. The Officers shall have power to designate from time to time such other agents, who need not be Officers of the Corporation, who shall have the power and authority to execute any such instrument on behalf of the Corporation, subject to the then existing policies, procedures and internal controls adopted by the Officers and/or the Board of Directors.

         IT IS FURTHER RESOLVED, that the Secretary of the Corporation be and is hereby authorized to revise, amend, and restate the By-Laws of the Corporation in their entirety, as attached hereto, so that the By-Laws reflect the amendments indicated above and properly certify the same.


                                  /s/ Catherine G. Abbott
                                  /s/ Terrance L. McGill
                                  /s/ Michael W. O'Donnell

                                  Being all of the Directors of the Corporation.